Exhibit 10.41(d)

COLLECTIVE BARGAINING AGREEMENT

By and Between

TECHNICAL CAREER INSTITUTES, INC.

And

T.O.P. LOCAL 2110 UAW - AFL-CIO

Unit Covered:

INSTRUCTORS, LABORATORY TECHNICIANS
AND MAINTENANCE PERSONS

OCTOBER 10, 1998 - OCTOBER 9, 2001

TABLE OF CONTENTS

ARTICLE TITLE PAGE

AGREEMENT

THIS AGREEMENT, made and entered into this 10th day of October, 1998, by and between TECHNICAL CAREER INSTITUTES, INC., a New York corporation and college of technology having its principal offices located at 320 West 31st Street, New York, New York 10001 (hereinafter the "Company" or "TCI"), for and on behalf of the college, and T.O.P. Local 2110, AFL-CIO, with principal offices located at 113 University Place, New York, New York 10003, (hereinafter "the Union"), for and on behalf of the employees it represents in the collective bargaining unit.

ARTICLE 1. DEFINITIONS.

A. Wherever used in this Agreement, the following words and phrases shall have the following meaning and interpretation:

1. The College - "The College" means that Day College and Evening College operated by the Employer at its premises, 320 West 31st Street, New York, New York.

2. Employee - "Employee" or "Employees" means employees in the occupational classifications specifically included in the Bargaining Unit.

3. Faculty Member - "Faculty Member" shall include those employees in both the Day College and Evening College classified as Instructors.

4. Adjunct Instructor - Any instructor who works less than a full-time base load will be categorized as Adjunct. The benefits will be those of the present Evening College instructors, with a cap on hours at 20 or more causing reclassification to Full Instructor.

5. Technicians - "Technicians" shall include those employees classified as Laboratory Technicians.

6. Maintenance Person - "Maintenance Person" shall include those employees classified as either Handyperson or Porter.

7. Teaching Hour - A "teaching hour" is defined as 55 minutes of class instruction. "Teaching hours" may run consecutively, consolidating breaktime for laboratory purposes.

8. SAC - An "SAC" is a 55-minute accountable, weekly academic Advisement Hour, during which all full-time faculty will advise new students and students on academic probation in accordance with the following:

a) The students to be advised will consist of all new day students and day students on Academic Probation (Advisees).
b) Allocate all Advisees among all full-time faculty members (Faculty Advisors). All members of the full-time faculty will be assigned as Advisors.

c) Faculty Advisors will be provided with mutually agreeable guidelines and a series of workshops on advising, given during the faculty professional development hour.
d) TCI will provide an advisement room with secretarial help.
e) Letter will be sent to students advising them of their weekly advisor and advisor hour. Lists will be provided to Faculty Advisors of their Advisees.
f) Faculty Advisors shall:

- During the first two weeks of each semester meet with Advisees as a group or groups and discuss academic advisement with students. Faculty will establish times to see each Advisee on a regular basis dependent upon students' needs, but generally not more than two additional times during the semester for passing students unless such student requests more frequent meetings. Students who are failing or on probation and require more attention should be met with as needed, and more often than two additional times during the semester.
- Faculty Advisors will be advised of students' poor attendance and will discuss attendance with Advisees.
- Faculty Advisors will interact with Student Services and The Learning Center as appropriate.
- Faculty Advisors will refer students with faculty problems to Student Services for handling.
- Faculty Advisors will submit a weekly report to Management detailing advisement activity for the prior week.
- Faculty Advisors will recommend all changes in a student's academic program, including change of section, change of major, and withdrawals.

9. Faculty Development - "Faculty Development" means in-service training and continuing education activities designed to enhance and improve the subject-matter knowledge, interpersonal skills, and classroom management of instructors.

10. Base Workload:

a) The weekly Base Workload for Instructors in the Day College shall consist of 19 teaching hours, one SAC hour and one Faculty Development hour.

b) The Base Workload for Instructors in the evening college consists of a minimum of 9 teaching hours and a maximum of 12 teaching hours per week, whereby assignments will be made following seniority up to the minimum schedule and extra hours will only be granted if all evening faculty requesting schedule are satisfied. The base workload can be reduced through mutual agreement or with a request to work two or less evenings.

11. College Academic Year - The "College Academic Year" is the period of time consisting of three semesters, each of a fourteen-week duration.

a) Summer Term Teaching Schedule

(i) The minimum summer base load for a full-time faculty member shall be 18 hours, and the base hourly rate shall be the base weekly salary x 1/19.

(ii) Evening faculty members shall receive a 7.2% differential for each instructional hour they work during a Summer term.

b) Evening faculty members shall continue to receive pay for a fifteen-week period for Fall and Spring terms.

12. Inter-term Days - "Inter-term Days" are the weekdays immediately following the Fall and Spring Terms, when no classes are scheduled.

13. Promotion - A "Promotion" is a change in the employee's occupational classification to one outside of the bargaining unit.

14. Demotion - A "Demotion" is a change in the employee's occupational classification to an occupational classification with a lower maximum rate.

15. Layover Hours - "Layover Hours" are those unscheduled hours in any day which fall between a Day College Faculty Member's first and last scheduled Day College hours.

16. Base Salary Rate - "Base Salary Rate" as used herein shall be defined in accordance with the following:

a) FOR DAY COLLEGE FACULTY MEMBERS:

Base Weekly Salary - The weekly pay for a base workload.

Base Hourly Rate: - Base weekly salary x 1/20

Base Daily Salary - Base weekly salary divided by the number of workdays scheduled in a normal week.

b) FOR EVENING COLLEGE FACULTY MEMBERS:

Base Hourly Rate: - Equivalent weekly salary of Day Instructors x 1/21

Base Weekly Salary - Base hourly rate (as defined above) x employee's average weekly number of scheduled teaching hours in a biweekly period.

Base Daily Salary - Base hourly rate x the number of employee's teaching hours scheduled on that day.

c) FOR ALL FACULTY MEMBERS: Additional Teaching Hour Rate:

Day College Faculty Member: Base weekly salary x 1/20.
Evening College Faculty Member: Base weekly salary x 1/21.

d) FOR LABORATORY TECHNICIANS AND MAINTENANCE PERSONS:

Base Weekly Salary - The weekly pay for the normal weekly schedule of 37 hours.

Base Hourly Rate - Base weekly salary divided by the number of hours in the normal workweek.

Base Daily Salary - Base weekly salary x 1/5.

e) FOR ALL EMPLOYEES:

Base Monthly Salary - Base weekly salary x 4-1/3.

ARTICLE 2. RECOGNITION OF BARGAINING UNIT.

The Company recognizes the Union as the sole and exclusive bargaining agency with respect to rates of pay, wages, hours and other conditions of employment for all Instructors, Laboratory Technicians, and Maintenance Persons

employed by TCI in its college, excluding all other employees and further excluding student employees, office clerical employees, confidential employees, all professional employees, watchmen and guards, and all supervisors within the meaning of the National Labor Relations Act, as amended.

ARTICLE 3. WORK COVERED.

A. The work covered by this Agreement consists of the preparation, presentation, and other related duties of those curricula and courses, including the technical support of related laboratories, which are offered in the Day College and Evening College at 320 West 31st Street, New York, N.Y. Except in emergencies or as otherwise provided in this Agreement, this work shall be performed by the employees in the bargaining unit so long as such employees are qualified and available to do the work.

B. In the event that new programs, one time, special inter-term and or weekend courses are offered by TCI, the Company will canvass its seniority list of Faculty employees to seek qualified personnel to teach such programs as follows:

The company will prepare a list of qualified personnel. From that list, in seniority order, assignments will be offered. In the event no one accepts the

assignment, the Company, at its discretion may make assignment in reverse order of seniority or hire from the outside to cover such special assignments.

C. Academic Deans and other qualified personnel may be scheduled to perform bargaining unit work subject to the following restrictions:

1. In no event shall the number of hours taught by all such personnel exceed 25 hours per week.

2. No more than five hours per week out of the 25 hours per week maximum may be taught by personnel other than Academic Deans, except when the Company must schedule other personnel for additional hours to cover restricted courses which cannot be taught by members of the bargaining unit.

3. The College's policies concerning the utilization of student employees, who are excluded from the bargaining unit, shall be continued.

ARTICLE 4. HIRING HALL.

The Company agrees to use the union hiring hall on a non-exclusive basis. Vacancy notices shall be sent to Stewards, the Union and to the hiring hall at the same time other sources of employment shall be contacted. The acceptance or rejection of any applicant supplied by the hiring hall will be solely within the prerogative of management and shall not be subject to arbitration.

ARTICLE 5. UNION SECURITY AND CHECK-OFF.

A. It shall be a condition of continued employment that all employees of the Company covered by this Agreement who are members of the Union in good standing on the effective date of this Agreement shall remain members in good standing. It shall also be a condition of continued employment that all employees covered by this Agreement and hired on or after the effective date of this Agreement shall become and remain members in good standing in the Union on the 30th day following the beginning of such employment or on the 30th day following the execution of this Agreement, whichever is later.

B. In application of Paragraph A. above, when the Company is notified by the Union in writing that an employee is delinquent in the payment of Union dues, or has failed within the time prescribed by the Union to make proper application and pay the required initiation fee, the Company shall immediately terminate such employee.

C. The Union agrees that it will indemnify and hold the Employer harmless from any recovery of damages sustained by reason of any action taken under the Union Security Clause of this contract.

D. Upon written notice from the Union, the Company will deduct all membership dues as provided for in the authorization form set forth below, upon condition that at the time of such notice the Union shall furnish the Company with a written authorization executed by the employee in the following form:

> "I hereby authorize and direct my employer to deduct from my wages and to pay over to the Union on such notice from the Union such amounts including initiation fees and assessments (if any owing by me) as my membership dues in said Union as may be established by the Union and become due to it from me during the effective period of this authorization. The authorization may be revoked by me as of any anniversary date hereof by written notice signed by me of such revocation, received by my employer and by the Union, by registered mail, return receipt requested, not more than sixty (60) days and not less than fifty (50) days before any such anniversary date, or on termination date of the collective bargaining agreement covering my employment, by like notice, prior to such termination date, whichever occurs sooner."

The Company will notify the Union promptly of any revocation of such authorization received by it.

E. The Company agrees to notify the Union and Steward/Chapter Chairperson when a new member of the bargaining unit is hired. Such notification shall also apply when there is a change in status of existing employees. In addition:

1. The Company will distribute membership and dues deduction cards to employees on the 1st day of employment and will forward completed cards to the Steward/Chapter Chairperson; and

2. Change of status, when completed, will be copied and given to Steward/Chapter Chairperson.

3. The Company will provide the chief steward and the main Union office with a monthly listing of all new hires, promotions, terminations, or any other change in the employment status of a bargaining unit member.

F. The Company will forward all initiation fees and union dues deducted from employees' wages to the Union within fifteen (15) days after the end of the month in which the monies were withheld.

ARTICLE 6. RECOGNITION OF RIGHTS.

A. Except as otherwise expressly provided in this Agreement, the Company shall retain all of its rights and functions of ownership or management and nothing herein shall limit the Company in its exercise thereof. Accordingly, the Company has, among others, the rights to manage the College, to direct the working force, to select its supervisory personnel, to hire new employees, to assign work, to

discipline, suspend or discharge employees for cause, to promote, to demote for cause, to transfer or lay off employees, to make such reasonable rules and regulations relating to the conduct of its employees as it considers necessary or advisable, to require employees to observe such rules and regulations, and to determine all schedules, procedures and methods necessary or advisable for the efficient performance of its business, provided the same are not inconsistent with the express provisions of this Agreement.

B. It is further agreed that the Company shall have the freedom of action to discharge its responsibility for successful operation of its business, including but not limited to, the rights to decide the number and location of its colleges and programs, the curricula, courses, programs, special areas, special assignments, and that these rights shall be vested exclusively in the Company.

C. The enumeration of management rights and functions herein shall not be deemed to exclude other rights or functions of management not herein enumerated, nor in any way be prejudicial to the rights, duties and responsibilities of the Union, as the collective bargaining representative of the employees in the unit, to process grievances with respect to the application of any express provision of the Agreement, except that management rights vested exclusively in the Company shall

be arbitrable only to the extent that they are abridged by express provisions in this Agreement.

ARTICLE 7. THE UNION AS PARTY AT INTEREST.

The Union shall require its members to comply with the terms of this Agreement. The parties agree that the maintenance of a peaceable and constructive relationship between them and between the Employer and the employees requires the establishment and cooperative use of the machinery provided for in this contract for the discussion and determination of grievances and disputes, and that it would detract from this relationship if individual employees or groups of employees would, either as such individuals or groups, seek to interpret or enforce the contract on their own initiative or responsibility. No individual worker may initiate any arbitration proceeding or move to confirm or vacate an award.

ARTICLE 8. STRIKES AND LOCKOUTS.

It is agreed that the Company shall not engage in any lockout, and that the Union shall not, during the term of this Agreement, cause, authorize, give leadership to, or take part in any strike, picketing, sitdown, slowdown, boycott,

collective refusal to work or other curtailment or restriction of work unless and until all steps of grievance procedure and arbitration shall have been employed and one of the parties hereto fails or refuses to comply promptly with any final decision made against such party hereunder.

ARTICLE 9. NON-DISCRIMINATION.

It is agreed that there shall be no coercion, intimidation, or discrimination by the Company or the Union, or by any employee represented by the Union against any employee because of race, color, sex, national origin, creed, membership or non-membership in the Union, or activities on behalf of the Union, or any other activity or belief held to be the lawful prerogative of the individual.

ARTICLE 10. HOURS.

A. Normal Work Week - The normal workweek for all employees covered by this Agreement shall be as follows:

1. Day College Faculty Members. The normal workweek shall consist of the base workload to be performed by the Faculty Members from

Monday through Friday during each term (excepting days off for holidays for the term beginning or ending during the week). The base workload shall be scheduled within one of the following time periods:

a) 8:00 a.m. to 3:25 p.m., Monday through Friday, except that one day may be scheduled from 8:00 a.m. to 4:25 p.m.

b) 11:20 a.m. to 6:05 p.m., Monday through Friday, except that one day may be scheduled from 10:00 a.m. to 6:05 p.m.

2. Evening College Faculty Members. Except for the tutoring of Evening College students, faculty members will be assigned in the Evening College between the hours of 6:05 p.m. and 10:05 p.m. Exceptions may be made upon mutual agreement. Faculty members may be scheduled to conduct classes on any evening, Monday through Friday. Saturday classes may be scheduled from 8:00 a.m. to 4:00 p.m. and assigned on a voluntary basis except for Evening College faculty hired after October 9, 1992.

a) All faculty who teach for just two hours on an evening, one of which hours ends at 10:05 p.m., shall be assigned a paid standby hour on said evening; the three hours shall be consecutive.

b) All faculty scheduled to teach six hours in a week shall be assigned evening college hours on two evenings per week. Evening College faculty scheduled to teach six hours in a week shall be assigned four teaching hours on one evening per week and two hours on the second evening per week only on a voluntary basis.

c) No less than 2 weeks prior to the commencement of a term, Evening College faculty whose names appear on the Evening College seniority list, who desire assignments after 9:20 p.m., shall request them from the Vice President of Academic Affairs. Evening College faculty who do not request these hours shall not be assigned Evening College hours after 9:20 p.m. as such hours shall be deemed voluntary.

d) Saturday assignments shall be for a minimum of 3 consecutive hours.

e) Paragraphs b and c above shall not apply to Evening College faculty hired after October 9, 1992.

3. Technicians and Maintenance Persons. The normal weekly schedule shall be five days, Monday through Friday, each consisting of

seven hours and twenty-four minutes. The hours shall be scheduled consecutively except for one meal period of one hour internal to the time period applicable below:

Technicians: 7:45 a.m. to 10:00 p.m.

Maintenance Persons:

Monday - 4:00 a.m. to 11:06 p.m.

Tuesday through Friday - 5:00 a.m. to 11:06 p.m.

Technicians and Maintenance Persons shall work the same schedule each week, except by mutual agreement.

B. Flex Week - Normal workweek to be a five-day contiguous period. All applicable provisions to be modified to reflect present Saturday/Sunday practices.

1. All employees on the payroll prior to October 10, 1983, shall have the option to accept or deny assignments to other than a Monday to Friday workweek.

2. Employees hired on or after October 10, 1983, will be assigned by the Company, consistent with the operational requirements to these schedules.

C. Hours Beyond Standard. When extra hours are assigned to the bargaining unit, such hours will be distributed as equitably as possible among those employees desiring additional hours, providing such employees are available and qualified to work such additional hours. The Company will seek voluntary acceptance of such work among qualified and available employees in the bargaining unit as long as this procedure result in acceptance. When such work must be assigned, it will be in inverse order of seniority among those qualified.

D. On-And-Off Premises Requirements. It is recognized by the Union that preparation for classroom work, grading, and other duties directly related to teaching but not requiring contact with students, are the responsibility of each faculty member and are compensated for by the base hourly rate. It is agreed that such duties may be performed on or off the college premises. Duties not directly related to teaching hours will be performed on or off school premises at the discretion of the Company.

E. Layover Hours.

1. For a Day College faculty member without extra hours, the number of layover hours will not exceed two hours in one day or four hours in one week.

2. For a Day College faculty member with more than a standard teaching load in the Day College, the number of permissible layover hours shall be increased by one layover hour for each two hours scheduled above standard.

3. For a Day College faculty member whose teaching scope is restricted, these restrictions on layover hours shall not apply, nor do these restrictions apply when layover hours result from scheduling accommodations made at a faculty member's request.

4. Where a Day College faculty member is required to teach at more than one facility in a single day, the Company shall schedule travel time between facilities during layover hours.

F. Reduced Schedules.

1. A faculty member who is 65 years or older, with at least 10 years of service, shall, upon request, be granted a reduced schedule (i.e., one-half the faculty member's normal schedule).

2. A faculty member working a reduced schedule shall continue to receive benefits, including health benefits, and shall have the option of obtaining coverage for his/her spouse by paying the premiums for such coverage.

3. Faculty members who request and work a reduced schedule waive any right to return to a full time position. The College, at its sole discretion, may permit a faculty member who is working a reduced schedule to return to full time status.

G. Scheduling of 4-Day Workweeks. The college shall endeavor, where operationally feasible, to grant a 4-day workweek to faculty who have reasonable reasons for such a request. The number of 4-day workweek schedules allowed per semester will be capped at 25% of the number of day faculty. Only faculty who are teaching at base load (19 hours) or less will be considered eligible for such a 4-day workweek schedule request. The Vice President of Academic Affairs will determine eligibility to participate in the 4-day workweek. Priority will be given to requests based on personal or family medical needs, requests to attend graduate school, and other professional development activities, which benefit the College.

H. Contact Hours for Writing Instructors. Faculty members teaching at least base load with four or more writing courses in their semester schedule shall

have their contact hours for the semester reduced by 1 hour. Their overtime rate of pay will remain at 1/20. Eligible courses: ENG101 – English Composition I; ENG102 – English Composition II; ENG202 – Technical Writing; RE088 – Basic Communications I; RE099 – Basic Communications II; ENG221 – Writing for IET Technicians; ENG222 – Writing for HVAC/R Technicians; WS101S – Basic Writing Structures; WS201N – Intermediate Writing; WS201C – Intermediate Writing; and WS301N – Advanced Writing Structures; and any new writing courses that are added.

I. <u>The Leaning Center.</u>

a. The Learning Center will be staffed by:

(i) Laid-off faculty members who shall receive faculty pay and benefits.

(ii) Full and part-time (20 hours per week) tutors hired from outside the current bargaining unit who shall receive the same hourly pay and benefits as the full and part-time (respectively) laboratory technicians.

(iii) TCI students who shall not be part of the bargaining unit.

b. There shall be one guaranteed ESL / Prep Tech position in the Learning Center.

c. Work schedules will be as follows:

(i) Laid-off faculty members shall work a 35-hour schedule, which includes two 15-minute breaks and a half-hour lunch period each day.

(ii) Full-time tutors shall have a 40-hour workweek schedule, which includes daily: a 1-hour unpaid lunch and two 15-minute paid breaks. The tutors will be entitled to the two paid 15-minute breaks per day on the premises, to be scheduled by the Supervisor, for the purpose of getting coffee and returning to his/her work assignment. Tutors shall be paid at the same hourly rate as Laboratory Technicians.

d. It is understood that laid-off faculty members will be considered for open positions in the Learning Center for which they are qualified and that they shall not be entitled to bump tutors receiving laboratory technician pay and benefits.

e. There shall be at least one full-time employee for each part-time employee (excluding TCI students).

ARTICLE 11. SALARY RATES.

A. Except for the salary increases set forth in this Article, all employees covered by this Agreement shall continue to receive the salaries in effect on the effective date of this Agreement. Salary increases will be granted in accordance with the schedule listed below:

Effective Date	Day Instructors	Technicians and Maintenance Persons
October 10, 1998	$30.00 per week	$30.00 per week
October 10, 1999	$30.00 per week	$30.00 per week
October 10, 2000	$30.00 per week	$30.00 per week

B. Effective October 10, 1998, the minimum starting weekly salaries shall be as follows:

Classification	10/10/98	10/10/99	10/10/00
Faculty	$641.50	$671.50	$701.50
Technician	$518.50	$548.50	$578.50
Porter	$493.50	$523.50	$553.50
Handyperson	$518.50	$548.50	$578.50

Third Shift Porters	$499.50	$529.50	$559.50

Night maintenance employees will receive a 10% pay differential.

ARTICLE 12. COMPENSATION PRACTICES.

A. Extra Compensation.

1. Faculty Members will be compensated for teaching hours worked beyond their Base Workload at their additional teaching hour rate.

2. Laboratory Technicians and Maintenance Persons shall be compensated for hours worked in excess of their normal daily or weekly schedule as follows:

> DAILY: All time from the end of their normal work day, to the eighth hour, at their Base Hourly Rate; all hours beyond eight hours, at time and one-half their Base Hourly Rate.
>
> WEEKLY: Base Hourly Rate for all hours less than forty; all hours beyond forty, at time and one-half their Base Hourly Rate.
>
> SATURDAY: For all hours worked, at time and one-half their Base Hourly Rate.
>
> SUNDAY: For all hours worked, at double their Base Hourly Rate.

B. Holidays. If employees work on a day observed as a recognized holiday, they will be paid as follows: Technicians and Maintenance Persons at time

and one-half their Base Hourly Rate, or for faculty at the Additional Teaching Hourly Rate, whichever is applicable, for all hours worked in addition to the holiday pay as defined in Article 17. When the Company determines that such work will be performed by bargaining unit employees, it will seek voluntary acceptance of such work among qualified and available employees in the bargaining unit in an equitable manner, as long as this procedure results in acceptance. When such work must be assigned, it will be in the inverse order of seniority among those qualified.

C. Days On Which No Regularly Scheduled Classes Are Held. If Day College Faculty Members perform counseling duties on days on which no regularly scheduled classes are held (except holidays), they will be paid at their additional teaching hour rate for all hours worked. On inter-term days, this will be in addition to receiving their base daily salary for that day. When the Company assigns such work, it will seek voluntary acceptance of such work among qualified and available employees in the bargaining unit in an equitable manner, as long as this procedure results in acceptance. When such work must be assigned, it will be in the inverse order of seniority among those qualified.

D. Merit Increases. The Company reserves the sole discretion to grant merit increases.

E. Department Chairs and Deputy Chairs.

1. The titles department chair and deputy chair are bargaining unit titles, as well as academic titles. Department chairs and deputy chairs will not be involved in disciplinary actions. The College has the sole discretion to appoint and remove department chairs and deputy chairs. Such appointment or removal shall not be deemed a promotion or a demotion for purposes of the collective bargaining agreement. There will be department chairs and/or deputy chairs in the Arts and Sciences, IET, HVAC, OT, and EET departments. Department chairs and/or deputy chairs may be appointed in other departments.

2. Chairpersons and deputy chairs shall receive the same salary each week of the year (e.g., intercession, vacation, etc.).

3. No continuous service credit as a department chair or deputy chair shall be given prior to October 10, 1987. After five years' continuous service as a chair or deputy chair, should a department chair or deputy chair lose the position other than through voluntary resignation, he/she shall be compensated with an increase in his/her base salary of $25.00 per week per term. Should a department chair or deputy chair, after ten years continuous service as a chair or deputy chair, lose the position other than through voluntary resignation, he/she shall be

compensated with an increase in his/her base salary of $40.00 per week per term. Should a department chair or deputy chair, after fifteen years' continuous service as a chair or deputy chair, lose the position, including through voluntary resignation of the position, he/she shall be compensated with an increase in his/her base salary of $40.00 per week per term.

4. Department chairs will be compensated with 6 hours of release time and 6 hours of additional pay. Deputy chairs will receive 3 hours of release time and 3 hours of additional pay.

ARTICLE 13. CONTINUOUS SERVICE CREDIT.

A. The principle of continuity of employment is recognized in accordance with and subject to the provisions of this Agreement, and each employee shall accumulate continuous service credit with the Company from the first date of his/her unbroken continuous service. Continuous service credit shall accumulate during leaves of absence or layoff only as provided in this Agreement.

B. The continuous service credit of an employee shall be broken under the following conditions, and, when so broken, an employee for all purposes shall be considered a new employee without prior service credit if, and when, rehired:

1. Resignation or other voluntary termination of employment.

2. Discharge for just cause.

3. Failure to report to work after layoff within two (2) calendar weeks after written notice by the Company to the employee to report to work, or on the date specified by the Company which shall not be less than two (2) calendar weeks from the date of notice to return; recall after layoff for the summer term shall be upon three (3) days' written notice (within the first two weeks of the summer term); or failure to notify the Company within one (1) calendar week after such notice to return is given, of the employee's intention to return to work. Such notice shall be deemed sufficient if sent to the employee by registered or certified mail, at the last address furnished by the employee to the Personnel Department of the Company.

4. Layoff without recall to work within two (2) years from the date of such layoff.

5. Absence without authorization or notification for three (3) consecutive days, unless satisfactory evidence of inability to report is shown.

6. Unauthorized absence beyond the time limits of an approved leave of absence or vacation, unless satisfactory evidence of inability to report is shown.

7. Engaging in gainful employment (unless authorized) during leave of absence.

ARTICLE 14. SENIORITY.

A. Seniority Policy. The Company and the Union accept the principle of employee seniority commencing with the first date of the employee's continuous service with the Company in its college. The principles of seniority which will apply as set forth in this Article are based upon four seniority groups, as follows:

1. Day College Faculty Members
2. Evening College Faculty Members
3. Technicians
4. Maintenance Persons

Each employee will accumulate seniority in the seniority group in which he/she is working or as otherwise provided in this Agreement.

B. Probationary Period. Each new employee shall be hired as a probationary employee and shall not be considered to have seniority until after he/she completes the probationary period, as follows:

1. Faculty Members. At the beginning of the third consecutive term (exclusive of the summer term if not worked) of actual teaching following the date of appointment to the faculty, except that an employee's probationary period may be extended to the beginning of the fourth complete and consecutive term (exclusive of

the summer term if not worked) by mutual agreement between the Company and the Union.

2. Technicians and Maintenance Persons. One month following employee's date of hire, with a possible extension of an additional month upon mutual agreement.

No questions shall be raised by the Union concerning any disciplinary action taken by the Company, including termination, while an employee is within the probationary period in a manner satisfactory to the Company. An employee shall be considered a regular employee and his/her group seniority will be equal to the continuous service credit accumulated, except in the Evening College, where seniority will be determined as outlined in subparagraph F herein.

C. Seniority of Technicians Transferred Within the Bargaining Unit. An employee in the Technician seniority group who is transferred to one of the Faculty seniority groups and who has established no seniority therein will serve a probationary period in a manner satisfactory to the Company. The employee's group seniority in the new group will accumulate from his/her date of transfer to that seniority group. An employee so transferred will retain his/her previously accumulated seniority in the Technician Seniority group until he/she has accumulated the seniority he/she had in the Technician Seniority group as of the date he/she was transferred.

D. Seniority of Employees Transferred Out of the Bargaining Unit. When an employee has established group seniority and is or has been transferred to an occupational classification not included in the bargaining unit, and such employee is thereafter again employed by the Company within the bargaining unit within one year of the date of transfer, such employee shall be deemed to have retained his/her previously acquired group seniority.

E. Seniority of Union Representative. For the purpose of layoff of bargaining unit employees, duly elected or appointed officers of the Union who have more than one year's seniority (or four terms in the Evening College) shall, during their term of office, be considered to have top seniority in their seniority group within the bargaining unit. The total number of employees with such seniority are 10 and the Union shall advise the Company of their names in writing. For each additional 25 faculty or technician/maintenance hires over and above the number of employees as of the first of this contract, the company will recognize one additional steward with such seniority:

Faculty - 9

Technician/Maintenance Seniority Group - 1

F. Seniority of Evening College Faculty Members. Seniority for Evening College Faculty shall be computed on the basis of the number of terms worked. For each completed term worked, an Evening Instructor shall receive one unit of seniority. Seniority shall be frozen during any term(s) an Evening Instructor is on authorized leave. An Evening Instructor with twenty or more units of seniority will be granted a one-term leave at his/her discretion without loss of seniority. There shall be no more than two such persons taking leaves in any one term.

G. Seniority of Faculty members Transferred Between the Day College and Evening College.

1. Evening College Faculty Members transferred to the Day College. A Faculty Member in the Evening College seniority group who is transferred to the Day College shall have his/her seniority adjusted on the basis of one year of seniority in the Day College for each twelve units of seniority in the Evening College seniority group.

2. Day College Faculty Members Transferred to the Evening College. A Faculty member in the Day College seniority group who is transferred to the Evening College shall have his/her seniority adjusted as follows: four units of

seniority in the Evening College for one year in the Day College, unless he/she has previously established seniority in the Evening College. In the latter event, he/she will receive whichever seniority is greater.

H. Instructors Who Resign from the Day College. Instructors who resign from the Day College but continue to teach in the Evening College shall lose their right of employment in the Day College.

I. Layoff. Layoff shall be made in the following manner in the seniority group affected:

1. DAY COLLEGE FACULTY

a) Consistent with operational requirements, extra teaching hours available to the bargaining unit in the Day College will be eliminated before any Day College Faculty Member is laid off.

b) The layoff of Faculty Members shall commence with the least senior first. Faculty Members who teach courses which require capabilities and qualifications which are not possessed by more senior Faculty Members may be retained out of seniority order to meet the operational needs of the College. Faculty members whose register of courses preclude reassignment to other areas may be laid off out of seniority order based upon the availability of class assignments in their restricted subjects.

c) Faculty Members who have been transferred from the Technician seniority group and who still retain seniority in that group in accordance with Article 14 C., may exercise such

seniority to replace the least senior Technician, provided that such Technician group seniority is greater than that of the least senior Technician.

2. EVENING COLLEGE FACULTY

Reductions in the Evening College seniority group shall be accomplished by the layoff of Faculty Members commencing with the least senior first, and in accordance with the limitations outlined in I.1.b) above.

3. TECHNICIANS

Technicians will be laid off commencing with the least senior first.

4. MAINTENANCE PERSON

Consistent with operational requirements, Maintenance Persons shall be laid off commencing with the least senior first.

The Company shall give two weeks' notice to the employee to be laid off. Unless the employee is recalled within the first two weeks of a term, and completes that term, the employee must complete a full term before he/she is again eligible for such notice.

J. Recall. Recall of employees from layoff shall be effected as follows:

1. Employees shall be recalled by seniority group in inverse order of layoff, subject to the qualifications outlined in Section I. of this Article 14.

2. No new employee shall be hired in the Evening College seniority group unless all employees on layoff from the Day College seniority group have been offered the opportunity to accept such work, subject to the qualifications outlined in Section I. of this Article 14.

K. Seniority Lists. Separate seniority lists shall be maintained by the Company for each of the four seniority groups designated in the first section of this Article. Twice each year, or less often by mutual agreement, the Company shall supply the Union with such seniority lists and posts such lists on the Company bulletin board for a period of thirty days. An employee may contest the accuracy of his/her seniority status and if an error is established, correction shall be made. After said thirty days, the seniority status of all employees shown on such list, as corrected, shall be incontestable.

ARTICLE 15. LAYOFF PAY.

A. Any employee, other than an adjunct instructor, who meets the continuous service credit requirements stated herein, shall be entitled to layoff pay when he/she is laid off for lack of work for a period in excess of thirty calendar days; except, however, in cases where the layoff is due to fire, flood, explosion, bomb, earthquake, or Act of God, causing damage to the Company's premises, or from strikes or work stoppages, or any condition beyond the control of the Company which makes it impractical for the College to operate.

B. The layoff pay to which an employee may be entitled under this Article shall be based on the base salary rate which the employee is receiving at the time of layoff, as follows:

LENGTH OF SERVICE	LAYOFF PAY
Six months to one year	One week
One year but less than two	Two weeks
Two years but less than five	Three weeks
Over five years	Four weeks

C. Layoff pay shall be paid at the end of a waiting period of thirty calendar days from the date of such layoff. An employee who is reinstated to regular employment during the waiting period shall not be entitled to layoff pay, as herein provided. For the purpose of this Article, any employee who receives layoff

pay, as herein provided, and who subsequently is reinstated to employment with the Company shall not again be eligible for additional layoff pay until he/she accumulates additional continuous service credit with the Company. When such continuous service credit is so reestablished, the employee shall again be entitled to layoff pay in accordance with his/her continuous service from the date of his/her reinstatement.

ARTICLE 16. VACATIONS.

A. Eligibility and Payment. Vacation entitlement is earned from the date of hire to the date taken on the basis of one day per month for each month of continuous service, up to a maximum of ten days. Additional vacation days shall be granted as set forth in the following table:

Continuous Service Credit As of Date of Hire	Vacation Entitlement In Current Year
more than 2 years but less than 3 years	11 days
more than 3 years but less than 4 years	12 days
more than 4 years but less 5 years	13 days
more than 5 years	15 days

In addition, full-time technicians and maintenance persons shall receive 16 days vacation entitlement after 6 but less than 10 years of continuous service, and 17 days after 10 or more years of continuous service credit.

Payment for vacation for an employee will be made at the Base Salary Rate of the employee in effect on the last day he/she worked prior to the first day of his/her vacation. Total vacation pay will be based upon the Base Daily Salary times the number of days of vacation entitlement. Vacation payment will be made to each eligible employee on the last scheduled day of work prior to his/her vacation.

Vacation payment to employees who teach in the Evening School and who qualify for vacation in accordance with the above will be computed as a percentage of gross pay from date of hire to the date taken in accordance with the following schedule:

Continuous Service Credit As of Date of Hire	Vacation Entitlement In Current Year
6 months	2.0 percent
9 months	4.0 percent
more than 2 years but less than 3 years	4.4 percent
more than 3 years but less than 4 years	4.8 percent
more than 4 years but less than 5 years	5.2 percent
more than 5 years	6.0 percent

If a recognized holiday is observed during an employee's scheduled vacation, it shall be considered a holiday and the displaced vacation day will be rescheduled.

B. Payment in Lieu of Vacation. When the Company requests an employee to forego vacation to which he/she is entitled, the employee shall be given payment in lieu of vacation equivalent to the vacation payment to which he/she is entitled.

C. Vacation Period. Unless otherwise scheduled by the Company, vacations for Faculty Members will be scheduled during the period of summer recess, i.e., three weeks (excluding Labor Day) immediately preceding the beginning of the fall term. Vacations must be taken in multiples of full days.

Vacations for Technicians and Maintenance Persons will be scheduled during the period from April 1 to October 31, inclusive. Vacations will be granted, so far as possible, at a time most desired by the employees, but the right to fix the time for vacation is reserved by the Company in order to assure orderly and efficient operation. Vacations must be taken in multiples of full days.

D. Winter Recess. Only Day College Faculty Members will receive a winter recess, which shall be scheduled annually between December 24 and January 1, inclusive.

Except for recognized paid holidays, Day College Faculty Members will be paid at their Base Daily Salary Rate for each weekday (Monday through Friday) which falls within this recess period.

E. Vacation Pay Upon Termination. An employee shall not be entitled to vacation pay if that employee quits without giving two weeks' notice, unless there are extenuating circumstances, or is discharged for just cause. An employee who is entitled to vacation pay shall be paid an amount equal to X/10 of what his/her entitlement would have been that year had he/she not been terminated. "X" is the number of full months worked from September 1 to the date of termination, to a maximum of ten. An employee who is terminated during a term does not accrue entitlement for any of the months of the uncompleted term.

ARTICLE 17. HOLIDAYS.

A. Holidays. The Company will observe the following recognized paid holidays: New Year's Day, Martin Luther King's Birthday, Presidents Day, Good Friday, Memorial Day, Independence Day, Labor Day, Columbus Day Thanksgiving Day, the day after Thanksgiving and Christmas Day. When such a holiday falls on Saturday, it will be observed on the preceding Friday. When such a holiday falls on Sunday, it will be observed on the following Monday.

B. Payment for Holidays. Employees will be paid their Base Daily Salaries for each recognized holiday which is observed on their regular workdays (i.e., Monday through Saturday).

C. Holiday Pay for Faculty Teaching in the Evening College.

1. If a holiday falls on a day when an Instructor in the Evening College is normally scheduled to work, he/she shall receive holiday pay.

2. If a holiday falls during a period when classes are not in session, an Instructor who has completed a teaching assignment during the preceding term will receive holiday

pay if the holiday falls on a day he/she would have been normally scheduled to teach during that preceding term.

ARTICLE 18. LEAVES OF ABSENCE.

A. Application for Leaves of Absence. Except for military service, a leave of absence shall be applied for in writing on the forms to be provided for that purpose.

B. Military Service. Day College Employees who enter the Armed Forces of the United States shall be granted a leave of absence for the period of such service, and upon honorable discharge therefrom shall be reemployed by the Company, as provided by the Universal Military Training and Service Act. Continuous service credit and duly established seniority privileges shall be retained and accumulated during such leave of absence. An employee with six months or more of continuous service credit will be paid a military duty allowance equal to the difference between his/her regular Company pay and any lesser amount of his/her total military pay as follows:

1. If he/she has assumed the required military service obligation of six months or less, the payment will be

based on the difference between the ten working days' base pay with the Company and ten days of military pay.

2. If he/she has assumed the required military service obligation of more than six months, the payment will be based on the difference between his/her base monthly salary for one month with the Company and one month of military pay.

C. Non-War Military Duty Absence and Payment. A Day College employee with six months or more of continuous service credit who is called for and performs non-war military duty shall be granted a leave of absence and will be compensated for the difference between his/her total military pay and the base payment he/she would have received for the hours he/she was thereby required to lose from his/her normal work schedule, but not to exceed ten days at his/her base daily salary if he/she is called for training, or five days at his/her base daily salary if he/she is called because of an emergency. Continuous service credit and duly established seniority privileges will accumulate during such leave.

D. Jury Duty Absence and Payment. A Day College employee who is called for and who performs jury duty shall be granted a leave of absence and will

be compensated by the Company for the difference between the payment received for such jury duty and the payment he would have received for the base hours he was thereby required to lose from his/her regular work schedule, so long as his/her total payment does not exceed his/her base weekly salary. Differential payment shall be made so long as such jury duty continues, only upon presentation of documentary proof of jury duty and the payment received thereof. Continuous service credit and duly established seniority privileges will accumulate during such leave. Employees shall use their best efforts to serve as jurors at such times as will not interfere with normal college operation.

E. Leaves of Absence for Union Activity. Any member of the Union with at least one year of unbroken continuous service credit, who shall be a duly elected or appointed officer or representative of the Union shall, on written request of the Union, be granted a leave of absence without pay for such Union activity, for a period not to exceed one year, provided the number of such persons on such leaves shall not exceed a total of two at any one time. A leave of absence without pay under this paragraph shall be renewed from year to year upon written request from the Union. Continuous service credit and duly established seniority privileges shall be retained and accumulated during such leave of absence.

F. Other Approved Non-Paid Leaves of Absences. Employees with sixty days or more of continuous service credit with the Company may be granted a leave of absence for up to six months for family care, quarantine, marriage, or voluntary service with a government agency; leaves of absence may also be granted for other miscellaneous reasons. In case of death in the employee's immediate family, an employee shall be granted a leave of absence for up to two weeks, provided the Company is convinced there is justification for such leave. Application for such approved absence should be made to the immediate supervisor in accordance with the provisions of this Agreement. Requests for such leaves shall not be unreasonably denied. Continuous service credit and duly established seniority privileges shall be retained and accumulated during such leave of absence.

G. Disability Leave. An employee shall be granted a disability leave upon appropriate certification from an attending physician as to character and duration. Any employee returning from a disability leave of up to four months shall be returned to his/ her former job. Any employee returning from a disability leave of more than four months may be returned to a job comparable to his/ her previous one. During the first three months of a disability leave, the Company will continue to provide health insurance coverage to the employee as provided for herein. Such

coverage will be continued for up to four months upon written request of a physician. Continuous service credit and duly established seniority privileges shall be retained and accumulated during such leave of absence.

H. Disability Leave for Pregnancy. For employees documenting disability due to pregnancy, TCI shall allow the use of accrued sick time to be used for compensation in week one of the disability. For weeks two through five of the disability, TCI shall supplement the employee's New York State disability payment up to the amount of the bargaining unit member's weekly base pay. For faculty members whose pregnancy disability begins or ends mid-semester, the College shall, at its discretion, assign the faculty member to the classroom or arrange an administrative schedule for the period prior to the pregnancy-disability leave, and return the faculty member to the classroom or arrange an administrative schedule for the remainder of the semester in which the faculty member returns to work.

I. Faculty Sabbatical Leave. The College may grant up to three semesters paid leave with benefits to one faculty member or may grant a shared leave to two or three faculty members to be equivalent to one full-time base salary per calendar year. Faculty applications for sabbatical leave must be submitted to the respective department chair who shall then recommend the selected application(s) to

the Vice President for Academic Affairs. Recommendations from department chairs shall be submitted to the Vice President for Academic Affairs no later than April 15th of each year. In a division that does not have a department chair, the deputy chair shall recommend (and submit) the selected applications. The Vice President for Academic Affairs will make the final determination for approved sabbatical leave by May 15th of each year.

ARTICLE 19. PAYMENT FOR ABSENCE.

The Company agrees to the payment for absence due to illness or disability of Day College Employees as set forth in this Agreement.

1. During each full year of employment, each Day College Instructor or full-time Technician or Maintenance Person shall accumulate sick leave credit at the rate of one day per month to a maximum of ten days per year. Any unused sick leave accumulated (maximum of 100 days) prior to October 10, 1989 shall be usable for sick leave, but will not be paid for as unused sick leave. Sick leave accrued since October 10, 1989 and unused shall be paid for in accordance with the schedule below. It is specifically understood and agreed that such sick leave previously accumulated may be used only for a bona fide illness.

The Company reserves the right to require that such illness be certified by an attending physician as to character and duration. The Company shall receive credit for payments made to any such employee during this period of illness or for any insurance benefits provided by the Company to such employee.

a. Up to seven days sick leave accrued in a calendar year but not used in that year shall be paid by December 31st of that year.

b. Commencing on October 10, 1992 employees may bank up to a maximum of 40 unused sick days.

c. An employee whose employment ceases because of layoff shall be entitled to payment of all unused banked sick leave at the time of the layoff.

d. Except in the case of a termination on the grounds of misconduct, at the time employment ceases because of resignation or termination, an employee shall be entitled to payment of unused sick leave banked since October 10, 1992 as follows:

after 3 years of service	50% of banked sick leave
after 5 years of service	75% of banked sick leave
after 7 years of service	100% of banked sick leave

2. Five days per year of sick leave (or one-half of an employee's annual sick leave entitlement if it is less than the ten-day maximum) may be used when the employee's presence is required at home because of the illness of a family member requiring his/her care.

3. A Day College employee shall be paid for time lost due to death in his/her immediate family. Payment for such lost time shall not exceed daily base pay for up to five regular workdays, which must be consecutive, and one of such days shall include the day of the funeral. The immediate family is defined as the employee's spouse, common-law spouse, mother, father, sisters, brothers, sister-in-law, brother-in-law, children, grandparents, grandparents-in-law, mother-in-law, and father-in-law.

4. An Evening College faculty member shall be entitled to a paid bereavement leave of one day for a death in the faculty member's immediate family. The immediate family is defined as the employee's spouse, common-law spouse, mother, father, sisters, brothers, sister-in-law, brother-in-law, children, grandparents, grandparents-in-law, mother-in-law, and father-in-law.

5. If approved in advance by his/her immediate supervisor, a Day College employee shall be paid for not more than four regular work days of base

pay for the time lost due to personal business during a calendar year. However, none of the said four personal days may be taken for the day or days before or after a holiday, inter-term day, vacation day, or any other time when the College is normally closed.

6. Evening College faculty and Day College faculty working evenings with four units of seniority shall be entitled to four sick days and one personal day per calendar year. Only two sick days may be used in a term except that if a third or fourth sick day is required, the College may require submission of a doctor's note prior to payment of a third or fourth sick day in a single term. Said sick and personal days shall be compensated at the rate of three hours per day. None of the said personal or sick days may be taken for the day or days before or after a holiday, inter-term day, vacation or any other time when the College is normally closed. Banking provisions set forth above in Article 19, Section 1 shall apply to all faculty working in the evening college.

ARTICLE 20. COMPLAINTS, GRIEVANCE PROCEDURE AND ARBITRATION.

A. Complaints. Complaints may be settled or otherwise disposed of, without formalities, between employees and appropriate Company representatives. At the option of the employee, a representative of the Union may be present. Answers to a complaint shall be given within five days after discussion is concluded on such complaint. Such time may be extended by mutual agreement of the parties. Nothing herein shall be construed as restricting the rights of the individual employees to present complaints to the Company through the regular channels of the Company, or the rights of the Company to adjust such complaints, provided that such adjustment shall not conflict with the provisions of this Agreement.

B. Grievances. A grievance is defined as an alleged violation arising out of the application of an express provision of this Agreement. Only such a grievance, when reduced to writing, shall be processed in accordance with the following steps in this grievance procedure, except in the case of a Dismissal Grievance, which may be taken immediately to Step 2 and then processed in accordance with the remaining steps of this grievance procedure. All time limits,

including mutually agreed extensions thereof, shall be strictly adhered to by both parties. If the Company fails to respond in writing within the applicable time limit, the Union may appeal to the next step. Any appeal must be made in writing to the Company representative at the next higher step. If the Union fails to appeal in writing within the applicable time limit, the grievance shall be deemed settled on the basis of the Company's last reply. In the case of all grievances, time shall be considered of the essence. A grievance shall include (1) a clear statement of the grievance, and (2) the specific remedy requested of the Company. The aggrieved employee may be present at the respective steps of the grievance procedure.

C. Submission of Grievances. All grievances shall be submitted as soon as practicable after the occurrence upon which the same is based, but in no event later than seven working days if the same is a Dismissal Grievance or thirty calendar days if the same is a grievance arising from any other cause. The failure to submit a grievance within such period shall constitute a bar to further action thereon. If it is determined under the grievance and arbitration procedure that an adjustment in wages is appropriate, such adjustment shall be applied retroactively to the date of occurrence, provided that such date is not more than ninety calendar days prior to the date upon which the grievance was presented.

D. Grievance Steps and Representatives of the Parties Therein. A grievance shall be negotiated in each of the following successive steps between the representatives of the parties specified in each step. Any agreement reached in writing between those representatives designated at any step shall be binding on all parties to the Agreement and shall preclude any further action on the subject grievance.

STEP 1: Between the Immediate Supervisor and the Employee Designated by the Union as Step 1 Grievance Committee Member. The first step meeting shall be held within five working days from the date the grievance is filed with the Company, unless a new date is set by written mutual agreement. The supervisor shall give the Grievance Committee Member a reply to the grievance within five days after the meeting with the Committee Member. If this reply is unsatisfactory, the Grievance Committee may appeal the decision to Step 2, provided such appeal is received by the Company within five working days after receipt of the supervisor's reply. A meeting in Step 2 shall be held within seven working days after receipt

by the Company of notice of appeal unless a postponement is jointly agreed to in writing by the Company and Union representatives designated in Step 2.

STEP 2: Between the Next Level of Supervision and the Two Employees Designated by the Union as Step 2 Grievance Committee Members. A representative of Local 2110 may be present at this and successive steps of the grievance procedure. The Company representatives shall give their written reply within five working days after the meeting with the Grievance Committee Members. If this reply is unsatisfactory, the Grievance Committee may appeal this reply to Step 3, provided the appeal is received by the Company within five working days after the receipt of the Company representative's reply. A meeting in Step 3 shall be held within ten working days after receipt by the Company of notice of appeal unless a postponement is jointly agreed to in writing by the Company and Union representatives designated at Step 3.

STEP 3: Between the Company Designated Representatives and the Chief Grievance Committee Member (an Employee) and Two Employees as Designated by the Union for Step 3. The Company representatives shall make a reply in writing not later than ten working days after meeting with the Union representatives. If this reply is unsatisfactory, the grievance may be appealed to arbitration as herein provided.

E. Arbitration. A grievance which has not been settled or disposed of in accordance with the steps of the grievance procedure outlined above may be submitted by the Union to arbitration not later than ten working days after receipt of the Step 3 reply. The Union may submit the dispute to arbitration by sending a letter specifying the issue to be arbitrated to the American Arbitration Association and the Company. The arbitrator shall be designated pursuant to the procedure followed by the American Arbitration Association. Neither party shall be required to arbitrate more than one grievance in any one arbitration, except by mutual agreement. Subject to this Section, the parties agree that the decision or award of such Arbitrator shall be final and binding on each of the parties. The authority of the Arbitrator shall be limited to determining questions involving the application of

express provisions of this Agreement, and no other matter shall be subject to arbitration, hereunder. The Arbitrator shall have no authority to add to, subtract from or to change any of the terms of this Agreement, to change any rate in the schedule of salary rates or to establish a new salary rate. Each party shall bear the expenses of preparing and presenting its own case. The cost, if any, of the Arbitrator and incidental expenses mutually agreed to in advance shall be borne equally by the parties hereto. In no event shall the same question or issue be the subject of arbitration more than once. No employee will be compensated for time spent in arbitration proceedings.

ARTICLE 21. UNION ACTIVITIES.

A. Activities of Union Members. Except as otherwise provided in the Agreement, no employee shall engage in any Union activity or business on Company time. Nor shall any officer of the Union or employee engage in such activity or business on Company premises, except during the free time of the officer and all other employees involved.

B. Recognition of Grievance Committee Members. The number of Grievance Committee Members to be recognized by the Company shall be determined by mutual agreement of the parties. However, at no time shall the total

number of Grievance Committee Members in the bargaining unit exceed one Grievance Committee Member for every 25 bargaining unit employees.

C. Duties of Grievance Committee Members. The duties and activities of the Grievance Committee Members (except where otherwise specifically agreed between the parties) while acting as such shall be limited to the handling of grievances and complaints in accordance with the grievance procedure. Faculty Members who act as Grievance Committee Members shall not leave the classroom to engage in the settlement of grievances and complaints under the grievance procedure, or other recognized Company/Union business, except where such activity cannot be undertaken at other times. Technicians or Maintenance Persons who act as Grievance Committee Members shall continue at their regular work in the same manner as other employees, except when they are engaged in the settlement of grievances and complaints under the grievance procedure.

When a Grievance Committee Member is required to leave his/her assigned work for the orderly and expeditious handling of a grievance, complaint or other recognized Company/Union business, he/she shall obtain the prior approval of his/her supervisor and such approval shall not be unreasonably withheld. If

necessary, the Grievance Committee Member shall remain at his/her assigned work until a reasonable time is afforded to provide a substitute in his/her place.

D. Payment for Time Spent Handling Grievances. All Union business and activity shall be on the employee's own time except that time spent on recognized Company/Union business and administration of this Agreement by Grievance Committee Members, adjustment of grievances during the complaint stage by the Grievance Committee Members, and adjustment by Grievance Committee Members, shall be paid as follows:

1. Faculty Members shall be paid for time lost from classroom assignments.

2. Technicians/Maintenance Persons shall be paid for time lost from normal working hours.

E. Payment for Attendance at General and Executive Council Meetings. If stewards and local officers cannot schedule their attendance at Union general and executive council meetings on non-working time, such attendance shall be on a paid basis as long as reasonable prior notice is given to the Company.

F. Time Off for Union Meetings. Employees shall be entitled to one (1) hour off with pay per year for Union meetings. Requests for additional time off with pay for Union meetings shall not be unreasonably withheld.

G. Office Space and Release Time for Chief Union Steward. The college agrees to provide office space for the chief union steward to be used for union activities. The chief union steward will receive one-third paid release from work schedule (at least 6 hours of release time), if part of the faculty bargaining unit.

ARTICLE 22. HEALTH CARE INSURANCE.

1. TCI will provide regular full-time Day College employees who have completed their probationary period with health care coverage pursuant to an employer sponsored health care plan.

2. TCI will pay the full premium cost of the Local 2110 Community Based GHI Plan for employees electing either individual or family coverage.

3. Evening College faculty may enroll in the group health insurance plan at the group rate plus 2%.

ARTICLE 23. GENERAL PROVISIONS.

A. Effect of Law. In the event that now or hereafter there is any state or federal law or any directive, order, rule or regulation made pursuant thereto,

which is in conflict with any provision of any agreement between the parties, it shall supersede such provision or provisions and shall thereafter govern and control the relations and conduct of the parties so long as such law, directive, order, rule or regulation shall remain in force and effect. In the event that this or any other agreement existing between the parties hereto, now or hereafter requires the approval of any governmental authority before becoming effective, the same will and shall be subject to such approval.

B. Separability. If any provision of this Agreement is held invalid, the remainder of the Agreement shall not be affected thereby and shall continue in full force and effect.

C. Waiver. The parties acknowledge that during the negotiations which resulted in this Agreement, each had the unlimited right and opportunity to make such demands and proposals with respect to any subject or matter not removed by law from the area of collective bargaining, and the understandings and agreements arrived at by the parties after the exercise of that right and opportunity are set forth in this Agreement. Therefore, the parties, for the life of this Agreement, waive the right, and each agrees that the other shall not be obligated, except as otherwise provided in this Agreement, to bargain collectively with respect to any

subject or matter referred to or covered in this Agreement, waive the right, and each agrees that the other shall not be obligated to bargain collectively with respect to any subject or matter not specifically referred to or covered in this Agreement, even though such subject or matter may not have been within the knowledge or contemplation of any of the parties at the time this Agreement was negotiated or signed.

D. Notices. Except where otherwise specifically provided, any notice under this Agreement will be properly given if it is in writing and sent by registered or certified mail or delivered in person and duly acknowledged in writing and if directed to the Union, it is addressed to the Union headquarters, attention of the Union's designee; if directed to the Company, it is addressed to the president at his/her office; if directed to an employee, it is addressed to the last address furnished by him/her in writing to the Personnel Department.

E. Filling of Vacancies. Before hiring employees from the outside as Day College Instructors, the Company will consider Evening College Faculty Members for such positions; and, before hiring employees from the outside as Evening College Instructors, the Company will consider Day College Faculty Members for such positions. Qualified employees, as determined by the Company,

shall be offered such positions in the order of seniority. If a vacancy cannot be filled in this manner, the Company will consider qualified Technicians, as determined by the Company.

Any Faculty Member or Technician wishing appointment to a Day College or Evening College position shall register this desire in the personnel office. The personnel office shall notify the Union of such registration in writing.

F. Job Descriptions.

1. Every employee other than faculty shall receive a copy of his/her job description.

2. Should the Company choose to change the volume, function, or the duties or responsibilities of an existing job, it shall give the Union two weeks' advance notice thereof, specifying the proposed changes, their effective date, and the proposed change in the wage or job grade, if any.

3. Notice of newly-created bargaining unit positions shall be given to the Union at the earliest possible time, but in no event less than two weeks prior to the creation of said new job. The Company shall include in the notice of a new bargaining unit job, its job grade, title, job description and effective date, and

shall promptly meet with the Union upon request to discuss the proposed new position.

G. Dress Code. Employee attire shall be appropriate for the nature of their job and the area in which they work.

H. Record of Disciplinary Action. Except for reprimands involving incidents of violence, or harassment based on sex, race or any other protected classification, which shall remain in an employee's record for an eighteen month period, the Company will consider reprimands or disciplinary action against an employee as cleared from his/her record after a twelve-month period from the date of issuance, provided that there have been no further infractions during that period. The employee's record may be cleared earlier, when, in the judgment of the Company, his/her past service record warrants such action.

I. Tools. All tools and test equipment required by Technicians in performance of their assigned tasks shall be supplied by the Company. Each employee shall be responsible to account for the tools and test equipment so supplied, ordinary wear and tear excepted. Non-expendable tools and test equipment lost, damaged, or stolen through employee negligence, shall be replaced or paid for by the employee. It shall be the employee's responsibility to request

replacements for tools and to maintain his/her tool supply in good and complete condition.

J. Bulletin Boards. The Company agrees to provide space for a bulletin board for posting non-controversial notices and announcements concerning Union meetings, Union elections, appointments to office, and Union social or recreational affairs. It is agreed that only notices approved by the Company shall be posted. Approval of such posting shall not be unreasonably withheld.

K. Evaluations.

1. The evaluation of Instructors shall be ongoing. Such evaluations shall be performed twice a year for Instructors during their first three years of continuous employment. Instructors with continuous employment of more than three years shall be evaluated once a year, except in the event of need.

2. The evaluation of Instructors shall be performed by members of the faculty and a representative of the Dean's Office. The evaluators will confer with the evaluated Instructor prior to summarizing a report to be submitted to the Vice President for Academic Affairs. In the event of dispute, the items in dispute will be noted. The summary will be submitted.

3. In the event the evaluation indicates further review, the Vice President for Academic Affairs may evaluate the Instructor, or make recommendations based upon the report.

4. Evaluation teams will be drawn from a list of qualified people, prepared by a faculty-management committee. Membership on this committee shall not exclude an individual's participation on evaluation teams.

5. Student Evaluations. The College may review student evaluations of faculty members. Said evaluations may be used for counseling to enhance job performance, but may not be used to discipline a faculty member and shall not be included in the faculty member's personnel file.

L. Visitation Rights. Upon prior approval from the Company, Union representatives may visit the College for the purpose of conferring with employees covered by this Agreement. Such visits shall not disrupt College operations.

M. Cancellation of Classes. When a publicly known emergency exists (such as public transit breakdowns or severe weather conditions), it shall be the duty of Evening College Instructors to contact the College to verify whether or not classes are to be held. An Evening Instructor who is advised by the Dean to

report for work and does so, shall receive his/her normal day's pay whether classes are held or not.

N. Class Size.

1. Except during the first two weeks of any term, or three weeks if the start should occur on a Thursday or Friday, the maximum number of students scheduled for any class shall not exceed the following at the time of final enrollment:

ESL Courses	25 students
Remedial Math Courses	25 students
Writing Courses	25 students
College Seminar	25 students
Lab Class	30 students
Computer Lab Class	25 students
Lecture Class	35 students

This limitation shall not apply to the microprocessor course or other such special courses.

2. In the event the above maximums cannot be observed, if at the time of final enrollment there is an overage of: (1) more than one, but less

than six students the instructor shall receive an additional 10% hourly rate of pay, or (2) more than five but less than eleven students, the instructor shall receive an additional 25% extra hourly rate of pay. In the event the overage is more than ten students, management will make an effort to split the class.

3. Instructors responsible for their class plus an additional class of over seven students shall receive double pay therefor.

O. Supply Allowance. Faculty members shall receive a supply allowance of $15.00 per year to be used as needed.

P. Life Insurance. After the completion of the probationary period, employees aged 64 and younger shall be entitled to life insurance coverage in the amount of twice their base annual salary up to a maximum of $300,000. After 65 and through age 75, maximum coverage will be reduced by 35% in five-year intervals (*i.e.*, at 65, 70, and 75 years). For ages 80 and above maximum, coverage will be reduced by an additional 25% at five-year intervals (*i.e.*, at 80, 85, 90, and 95). TCI reserves the right to change life insurance providers as long as equivalent coverage is provided.

Q. Transitchek. The college will participate in the transitchek program. Participation will be voluntary and shall be paid by the bargaining unit members wishing to take advantage of this program.

R. Assignment of Faculty to Disciplines within Departments. The Vice President of Academic Affairs will work with deans and department faculty to determine the proper assignment of each faculty member to an appropriate academic department. A list of agreed-to assignments will be produced by September 1, 1999. For all faculty members for whom a department assignment is not agreed by September 1, 1999, there will be a single arbitration in which a mutually agreed arbitrator will make a final determination as to the appropriate departmental assignments for those faculty members. If an arbitrator cannot be agreed to, an arbitrator will be chosen in accordance with arbitration provision in the faculty CBA.

A good faith effort will be made to assign courses to each faculty member in their primary discipline within the department for base load and for overload. If base load and/or overload cannot be filled from courses within their primary discipline for a particular faculty member, courses in other disciplines and/or departments for which that faculty member is qualified will be assigned, if available. Disagreements

regarding course assignment will be resolved through the grievance process defined in the faculty CBA.

There shall be no layoffs as a direct result of the above change in the method of course assignments; this shall not preclude layoffs caused by reduced enrollment or other economic causes.

S. Faculty Participation on Middle States Committees. In order to adequately develop College-wide participation in Middle States Committees, TCI will solicit the faculty for volunteers. However, in the event that the College determines that there are not enough volunteers, TCI faculty shall be assigned to serve on no more than one committee per the life of this agreement without additional compensation.

T. Faculty Training (Other Than Harassment and Sensitivity). TCI will provide training workshops for faculty, without providing additional compensation, as long as faculty members are not required to attend such training. For other employees, any training workshops provided by TCI during normal working hours shall be without extra pay.

U. Required Attendance at Graduation. The faculty will be required to attend the TCI graduation ceremony, without additional pay, as long as it

is scheduled between 11:00 a.m. and 4:00 p.m., Monday through Friday, excluding contracted holidays.

V. Harassment and Sensitivity Training. Each collective bargaining unit member shall be required to attend harassment and sensitivity training, up to nine hours a year, without additional pay. Training must be scheduled in such a way as to be consistent with Article 10.E of CBA.

W. Benefits. Day faculty working in the Evening College shall be entitled to evening benefits.

X. School Calendars. School calendars shall be prepared by the College and included in the collective bargaining agreement. For good reason and upon notice to the Union, the College may modify the calendar for a term, except with respect to any aspects of the schedule which affect terms and conditions of employment subject and to provisions within the collective bargaining agreement which may only be modified through negotiation provided that the Union is notified of the change to the calendar no later than two weeks prior to the end of the previous term.

ARTICLE 24. TUITION EXEMPTION AND AID.

A. Tuition Exemption. When approved in advance by the immediate supervisor, employees and their immediate families (spouse, common law spouse, and any adult children) may be permitted to attend courses listed in the College catalog, provided that such courses are available and the person is qualified as determined by the Company. The only cost to be borne by the College for a sponsored student shall be tuition.

B. Tuition Reimbursement. TCI is committed to supporting employees who wish to improve their knowledge and teaching competence. TCI will establish a $30,000 dollar reimbursement pool in the first year of this Agreement, $30,000 dollar reimbursement pool in the second year of this Agreement, and a $30,000 dollar reimbursement pool in the third year of this Agreement. The tuition reimbursement pool will be effective from October 1 to September 30 of the following year, commencing on October 1, 1998. If the total amount of reimbursement requested in a given year is less than the tuition reimbursement pool allowance, the remainder shall be carried forward to the following year. But in no case shall the total reimbursement pool allowance for any given year exceed $60,000.

The following conditions must be met in order to be eligible for tuition reimbursement:

1. After a full year of employment, members of the Collective Bargaining Unit are eligible for tuition reimbursement benefits for courses offered at other colleges or universities. The proposed course work should not be available at TCI and must be such that it will directly improve the skills of the employee in performing his/her present duties.

2. The course must be pre-approved by the Vice-President of Academic Affairs for all instructors and by department Vice Presidents for all other employees.

3. The employee must maintain good academic standing. Tuition reimbursement will be made only for those courses with a grade of "C" or better for under graduate work and a grade of "B" or better for graduate work.

4. The employee is responsible for the payment of all fees and expenses other than tuition.

5. If the employee is separated from employment, except in the case of layoffs TCI will pay for the term which the employee was enrolled in at the

point of layoff, the individual is responsible for the payment of the balance of the term.

6. The employee will be reimbursed at the end of the semester upon submission of the following:

(a) Proof of payment of tuition charges from the qualified institution's bursar's office.

(b) Proof of successful completion of the course with the appropriate grades as noted above.

TCI will not advance tuition payments.

7. TCI will reimburse the employee 100% of tuition up to a maximum of SUNY's per credit charge.

(a) Tuition reimbursement will be calculated net of any scholarships, and or grants.

8. Employees shall receive a 5% increase if they achieve a degree and/or another degree.

9. Flex or Release Time. Flex or release time to be allowed whenever possible and consistent with operational requirements for educational purposes. Such flex or release time shall not be unreasonably denied.

ARTICLE 25. DISCHARGE OR DISCIPLINE.

No employee shall be discharged or disciplined by the Company except for just cause. The Company will notify the Union in writing of any discharge by the next workday following the discharge. Copies of any written warnings will be provided to the Union.

ARTICLE 26. SUBCONTRACTING.

A. Anything to the contrary notwithstanding, the Company shall continue to have the right to retain subcontractors for maintenance work, when in the judgment of the Company special skills or equipment is required or when the work cannot be completed on a timely basis due to lack of manpower available. This right shall not be exercised to permit layoff or cause a discharge of covered employees.

B. Nothing contained herein shall be deemed to amend the contract or change its application with respect to any employee within the bargaining unit covered by the contract at its inception.

ARTICLE 27. 401(K) PLAN.

The Company shall administer the 401(K) Plan in accordance with the terms of the Technical Career Institutes, Inc. Deferred Savings Plan plan document which shall be modified from time to time and may include employees outside the unit. The Company shall contribute 50 percent of an employee's contribution per year up to six percent of an employee's total earnings for the particular year. Such contributions shall be made within fifteen (15) days after the end of the month in which contributions are to be made. The maximum employee contribution per year shall be governed by law. Vesting, effective October 10, 1992, shall be as follows:

After two years of service - 25 percent

After three years of service - 50 percent

After four years of service - 100 percent

ARTICLE 28. ALCOHOL AND DRUG ABUSE POLICY.

The Company's Alcohol and Drug Abuse Policy is attached hereto as Appendix "A."

ARTICLE 29. HEALTH, SAFETY, HYGIENE, AND VIDEO DISPLAY TERMINALS.

A. The Company will make every effort to provide a clean and safe working environment, and to comply with all applicable health and safety laws. The Company will promptly correct health and safety hazards after they are brought to its attention.

There shall be a Union Health & Safety Committee which shall meet with management at regular intervals to discuss issues with respect to health, safety and hygiene conditions.

B. During Registration periods only, employees performing intensive video display terminal ("VDT") work shall be entitled to a ten-minute break every hour.

C. If, for non-correctable reasons, a qualified Company-approved ophthalmologist notifies the Company and the employee in writing that the employee's continued operation of a video display terminal ("VDT") may result in

damage to the employee's vision, the Company will place the employee in another position at the Company which does not require the operation of a VDT at no loss of pay. If there are no such positions, the Company will place the employee in the position which requires the least amount of VDT usage. If there is no such vacancy available, the employee will be placed in the next such available opening.

D. Although research to date has not proven that VDTs are a health or safety hazard, in recognition of employee concern about the potential adverse effects involving pregnancy, the Company agrees to the following: Upon request, the Company will attempt to reassign a pregnant employee to work which does not require the use of a VDT.

E. There is a designated smoking area in the building.

F. TCI will provide, upon request, support belts (for lifting) and telephone headsets to employees in need of such.

ARTICLE 30. CREDIT UNION.

A. Upon written notice from the T.O.P., LOCAL 2110 Credit Union, the Employer will deduct all Credit Union payments as provided for in the authorization form set forth below, upon the condition that at the time of such notice, the LOCAL 2110 Credit Union shall furnish the Employer with a written authorization executed by the worker in the following form:

> "I hereby authorize and direct my Employer to make deductions from my salary each pay period and transmit monthly such amount to the T.O.P., LOCAL 2110 Credit Union, 71 5th Avenue, New York, New York 10003, to be credited towards my Credit Union Account. This authorization shall be effective until revoked on thirty (30) days' written notice to the Employer."

B. The Employer agrees that upon individual authorization from members, periodic Credit Union payment shall be deducted by the Employer from

the members' pay each pay period and forwarded to the Credit Union within fifteen (15) days after the end of the month in which the monies were withheld.

C. The Employer will notify the Union promptly of any revocation of such authorization received by it.

D. The Union shall hold the Company harmless from any and all claims, suits or other proceedings arising out of any action taken by the Company in complying with the above.

ARTICLE 31. DURATION AND NOTICE OF CHANGE OF TERMINATION.

Except as otherwise provided herein, this Agreement shall be effective on October 10, 1998, and shall continue in force and effect until midnight on October 9, 2001, and thereafter shall be automatically renewed from year to year unless notice in writing shall be given by either party to the other of changes desired in the Agreement or of the termination at least 60 days prior to a subsequent applicable expiration date after automatic renewal. If the parties do not reach an agreement with respect to such proposed changes, or a new agreement in the event

termination notice has been given prior to said expiration date, then this Agreement shall terminate on its expiration date. The parties may, however, by mutual consent, extend this Agreement for a specific period of time to allow for further negotiations.

T.O.P. LOCAL 2110, U.A.W., AFL-CIO

TECHNICAL CAREER INSTITUTES, INC.

Appendix "A"

Technical Career Institutes, Inc.
Policy & Procedure Regarding Alcohol and Drug Abuse

I. PURPOSE

Technical Career Institutes, Inc. (hereinafter "TCI") is committed to providing a safe and secure workplace for its employees and learning environment for its students. Substance abuse results in impaired judgment, performance and behavior, and its use will not be tolerated.

Employees and students are expected to be in suitable mental and physical condition to be at TCI, performing their functions satisfactorily and behaving appropriately.

The purpose of this policy is to provide guidelines for all employees regarding substance use and abuse, and to provide supervision with practical administrative procedures to ensure that the policy is consistently applied.

II. POLICY

A. Illegal Drugs

The possession, sale or use of illegal drugs (defined as any drug whose sale or possession is unlawful) is inconsistent with the Company's objective of operation in a safe and efficient manner. Accordingly, no officer, employee, agent, contractor, or visitor shall use or have in their possession illegal drugs on Company property at any time.

Additionally, no officer, employee, agent, or contractor shall report to work while under the influence of illegal drugs. Any employee who engages in such conduct will be subject to discipline up to and including termination.

An employee taking prescription or non-prescription drugs must report this use to his or her supervisor when the use of drugs may affect the worker's ability to properly perform his or her assigned duties. This reporting requirement is intended to protect the safety of each employee and his or her co-worker. This information will be kept confidential unless the Company has a reasonable suspicion, as defined below, to believe that the use of these drugs has impaired the employee's performance. Employees failing to follow this instruction may also be subject to disciplinary action.

B. Alcoholic Beverages

The possession, drinking, or working under the influence of alcohol while on Company premises is inconsistent with the Company objective of operation in a safe and efficient manner. Accordingly, no employees, contractor, student or visitor shall use alcoholic beverages during working hours, or while on Company property.

Additionally, no officer, employee, agent, or contractor shall report to work under the influence of alcoholic beverages. Employees in violation of this policy will be subject to discipline up to and including termination of employment.

III. DRUGS AND ALCOHOL SCREENING

A. An employee whose job performance is unsatisfactory due to excessive drinking, or due to an illicit drug problem, will be required to obtain treatment (the cost of which shall not be borne by the Employer), and shall be given an opportunity to recover.

B. After the employee completes the treatment program, he/she must pass a drug and/or alcohol screening prior to being allowed to return to service. If the employee fails the medical re-examination, or refuses to submit to the required screening tests, he/she will be subject to discharge.

C. .: the employee passes the medical re-examination he/she will be permitted to return to work. Such reinstated employee will be subject to unannounced drug and/or alcohol screening test scheduled at management's discretion for two years following his/her return to work.

D. Any subsequent positive test result or refusal to submit to a random drug and/or alcohol screening by a reinstated first offender will be considered grounds for discharge.

IV. REASONABLE SUSPICION DRUG/ ALCOHOL TESTING.

If the college has reasonable cause to believe that an employee's ability to work is impaired by the influence of drugs or alcohol, the College shall have the right to require the employee to submit to a drug/ alcohol test. Such test shall be performed at the expense of the College during the employee's regular work hours. The employee shall be informed by the College that the employee has the right to have a Union shop steward present during the test.

The College shall immediately notify the Union, in writing, of its demand for a test and the reasons therefor, and the College shall notify the Union of the test results as soon as the results are available.

The Union has the right to demand a confirmatory test within 48 hours of notification of the results of the initial test, to be performed on the same specimen used by the College and conducted at the College's expense.

The College is required to store the specimen in a proper manner to maintain the integrity of the specimen pending the Union's confirmatory test.